Exhibit 10.19

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into as of the 23rd day of November, 2021 (the “Second Amendment Effective Date”) by and between COPPER II 2020, LLC, a Delaware limited liability company (“Landlord”) and NOVAN, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease dated January 18, 2021, as amended by that certain First Amendment to Lease dated March 18, 2021 (collectively, the “Lease”), for the lease of approximately 15,623 rentable square feet of space known as Suite 110 (the “Existing Premises”) in the building having an address of 4020 Stirrup Creek Drive, Durham, North Carolina 27703 (the “Building”), all as more particularly described in the Lease;

WHEREAS, the Rent Commencement Date occurred on October 18, 2021;

WHEREAS, Landlord delivered two (2) Offer Notices relating to Tenant’s right of first offer to lease Suites 107 and 114 on August 12, 2021, and Tenant declined to exercise the right of first offer applicable to Suite 114 but elected to exercise its right of first offer with respect to a portion of the space depicted as Suite 107 in the Lease, which space is defined herein as the Expansion Premises; and

WHEREAS, Landlord and Tenant desire to enter into this Second Amendment to expand the Existing Premises, as more particularly set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1.           Recitals; Capitalized Terms. The recitals set forth above are true and complete and are incorporated herein by this reference. All capitalized terms not defined in this Second Amendment shall have the meanings ascribed to them in the Lease.

2.           Expansion Premises. Commencing on the Expansion Premises Commencement Date (as hereinafter defined), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain space located in the Building adjacent to the Existing Premises and containing approximately 3,642 rentable square feet of space and depicted as the “Expansion Premises” on Exhibit A attached hereto and incorporated herein by this reference (the “Expansion Premises”) on the terms and conditions of the Lease, as amended hereby. The Expansion Premises shall be considered part of Suite 110 of the Building as of the Expansion Premises Commencement Date. Accordingly, from and after the Expansion Premises Commencement Date, (a) the term “Premises” shall refer collectively to the Existing Premises and the Expansion Premises and (b) notwithstanding anything to the contrary in the Lease, as amended hereby, the Premises shall be deemed to contain (and the Net Rentable Area of the Premises shall be deemed to be) 19,265 rentable square feet. The term for the Expansion Premises shall commence on the date Landlord tenders possession of the Expansion Premises to Tenant (the “Expansion Premises Commencement Date”) and shall expire coterminously with the Lease Term, which is currently scheduled to expire on January 31, 2032. Notwithstanding the foregoing, Tenant’s obligations to pay Rent on the Expansion Premises shall not commence until the date that is nine (9) months after the Second Amendment Effective Date (the “EP Rent Commencement Date” or “EPRCD”); provided, however, Tenant’s obligation to begin paying Additional Rent (including, without limitation, Tenant’s Share of Direct Expenses, as adjusted to account for the Expansion Premises) shall commence on the date Tenant begins occupying any portion of the Expansion Premises for purposes of conducting business therein, but specifically excluding occupancy for construction purposes, if such date occurs prior to the EP Rent Commencement Date. Landlord shall deliver possession of the Expansion Premises to Tenant within five (5) business days following the Second Amendment Effective Date and Tenant shall accept possession of the Expansion Premises as of the date of such delivery. If Landlord is unable to tender possession of the Expansion Premises by such date, then (a) the validity of this Second Amendment shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Expansion Premises when Landlord tenders possession thereof to Tenant; provided that Tenant’s obligation to pay Base Rent and any Additional Rent for the Expansion Premises shall be abated during any period prior to Landlord tendering possession to Tenant as contemplated hereunder.

3.           Rent. Commencing on the EP Rent Commencement Date and continuing throughout the rest of the initial Lease Term, in addition to Additional Rent and all other amounts due under the Lease, Tenant shall pay Base Rent for the entire Premises, as expanded by the Expansion Premises, pursuant to the terms of the Lease in the amounts set forth below:

Time Period	Annual Base Rent	Monthly Base Rent	Annual Base Rent
			per RSF
EPRCD - October 31, 2022	$587,582.50	$48,965.21	$30.50
November 1, 2022 - October 31, 2023	$605,209.98	$50,434.16	$31.42
November 1, 2023 - October 31, 2024	$623,366.27	$51,947.19	$32.36
November 1, 2024 - October 31, 2025	$642,067.26	$53,505.61	$33.33
November 1, 2025 - October 31, 2026	$661,329.28	$55,110.77	$34.33
November 1, 2026 - October 31, 2027	$681,169.16	$56,764.10	$35.36
November 1, 2027 -October 31, 2028	$701,604.23	$58,467.02	$36.42
November 1, 2028 - October 31, 2029	$722,652.36	$60,221.03	$37.51
November 1, 2029 - October 31, 2030	$744,331.93	$62,027.66	$38.64
November 1, 2030 - October 31, 2031	$766,661.89	$63,888.49	$39.80
November 1, 2031 - January 31, 2032	$789,661.75	$65,805.15	$40.99

Tenant shall also continue to pay Additional Rent (including, without limitation, Tenant’s Share of Direct Expenses) and all other amounts due under the Lease with respect to the Premises, as expanded by the Expansion Premises. All such Base Rent, Additional Rent and other amounts due under the Lease shall be paid at the time and in the manner provided in the Lease.

Notwithstanding anything herein to the contrary, Tenant shall continue paying Base Rent and Additional Rent for the Existing Premises at the time and in the manner provided in the Lease during the period preceding the EP Rent Commencement Date.

4.           Tenant’s Share. Effective as of the earlier of the EP Rent Commencement Date or the date Tenant begins occupying any portion of the Expansion Premises for purposes of conducting business therein, and specifically excluding occupancy of any portion of the Expansion Premises for construction purposes, Tenant’s Share (as set forth in Section 7 of the Summary of Basic Lease Information of the Lease and defined in Section 4.2.6 of the Lease) is hereby increased to 18.86%. Notwithstanding the foregoing, Tenant’s Share shall continue to be subject to adjustment as provided in Section 1.2 and Article 4 of the Lease.

5.           Expansion Premises Construction Allowance and Expansion Premises Improvements. Notwithstanding anything to the contrary in the Lease or this Second Amendment, Tenant shall accept the Expansion Premises in its “AS IS, WHERE IS” condition, without relying on any representation, covenant or warranty by Landlord related to the condition of the Expansion Premises, and Landlord shall not be required to perform any alterations, remodeling, improvements, demolition work or tenant finish-work therein, or to provide any allowances therefor or to provide to Tenant any other tenant inducement, except for the Expansion Premises Construction Allowance (as hereinafter defined), which shall be subject to the terms and conditions provided in Exhibit B attached to this Second Amendment and incorporated herein by this reference. Further, Tenant hereby agrees that there are no representations or warranties of any kind, express or implied, by Landlord regarding the Expansion Premises. Notwithstanding the foregoing, Tenant shall have the right to perform certain improvements to the Expansion Premises following Landlord’s delivery of possession of the Expansion Premises to Tenant, which improvements to the Expansion Premises shall be performed at Tenant’s sole cost and expense (subject to Tenant’s right to payment of the Expansion Premises Construction Allowance) in accordance with the terms and conditions of Exhibit B of this Second Amendment.

6.           Tenant’s Right of First Offer. Effective immediately, Tenant’s right of first offer applicable to Suite 107 is hereby null and void and of no further force and effect. Accordingly, the “Offer Space”, as defined in Section 1 of Exhibit H to the Lease, is hereby amended to mean “the space within the Building which is adjacent to the Premises and depicted as Suite 114 on Exhibit H-1”. Tenant acknowledges and agrees that Landlord provided an Offer Notice to Tenant for Suite 114 in accordance with the terms of the Lease and Tenant declined to exercise its right of first offer with respect to such space. Accordingly, Landlord shall have the right to lease such space to a third party, subject to any express obligation of Landlord to re-offer such space to Tenant pursuant to the provisions of Section 1 of Exhibit H to the Lease.

7.           Security Deposit/Letter of Credit. Tenant shall, simultaneously with the execution and delivery of this Second Amendment, deliver to Landlord, consistent with the terms of Section 21 of the Lease, evidence in a form reasonably approved by Landlord that the Letter of Credit has been adjusted to increase the Letter of Credit Amount consistent with the terms of this Section 7. Tenant shall increase the Letter of Credit Amount by $111,081.00 to reflect additional security of twelve (12) months Base Rent for the Expansion Premises on a per-square foot basis (i.e. $30.50 per square foot annually x 3,642 square feet comprising the Expansion Premises). Accordingly, all references to “$353,716.11” in Section 21(f) of the Lease are hereby changed to “$437,026.86,” and all references to “$117,905.37” in Section 21(g) of the Lease are hereby changed to “$145,675.63.”

8.           Early Occupancy. Landlord acknowledges and agrees that Tenant may, prior to commencing the Expansion Premises Improvements, use the Expansion Premises as a staging or storage area in connection with Tenant’s construction of the Work in the Existing Premises. Tenant’s use of the Expansion Premises solely as a staging or storage area as provided in the immediately preceding sentence shall not constitute occupancy of the Expansion Premises for purposes of conducting business therein, but any other use of the Expansion Premises prior to the EP Rent Commencement Date other than construction of the Expansion Premises Improvements shall constitute occupancy of the Expansion Premises for purposes of conducting business therein.

9.           Brokerage. Tenant represents and warrants to Landlord that neither Tenant nor any of its representatives, employees or agents have consulted or negotiated with any broker or finder with regard to this Second Amendment except Cushman & Wakefield (“Tenant’s Broker”). Tenant shall indemnify, defend and hold Landlord (and its partners, joint venturers, affiliates, shareholders, and property managers, and their respective officers, directors, employees, and agents) harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including, without limitation, reasonable attorneys’ fees and court costs) suffered or incurred by Landlord as a result of a material breach by Tenant of the representation and warranty contained in the first sentence of this Section 9. Landlord represents and warrants that Lincoln Harris LLC (“Landlord’s Broker”) has acted as agent for Landlord in connection with this Second Amendment. Landlord shall indemnify Tenant (and its partners, joint venturers, affiliates, shareholders, and property managers, and their respective officers, directors, employees, and agents) and hold Tenant harmless from any and all loss, liability, damage, claim, judgment, cost or expense (including, without limitation, reasonable attorneys’ fees and court costs) suffered or incurred by Tenant as a result of a material breach by Landlord of the representation and warranty contained in the immediately preceding sentence. Landlord shall pay any commission due to Landlord’s Broker and Tenant’s Broker in connection with this Second Amendment in accordance with the terms and conditions of a separate written agreement regarding such fees. The provisions of this Section 9 shall survive the expiration or earlier termination of the Lease, as amended hereby.

10.         Miscellaneous. Tenant shall keep this Second Amendment and the terms and information set forth herein confidential in accordance with the terms of Section 29.28 of the Lease. Except as modified by this Second Amendment, all of Landlord’s and Tenant’s other rights, obligations and covenants with respect to the Lease shall remain in full force and effect. The Lease, as amended by this Second Amendment, contains the entire agreement between Landlord and Tenant concerning the Premises, and there are no other agreements, either oral or written, regarding the lease of the Premises by Tenant (any prior agreements being merged into this Second Amendment). If any inconsistency exists or arises between the terms of this Second Amendment and the terms of the Lease, the terms of this Second Amendment shall prevail. This Second Amendment shall be governed by the laws of the State in which the Premises are located. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Second Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Second Amendment to physically form one document. The terms, provisions, covenants and conditions contained in the Lease, as amended by this Second Amendment, shall apply to, inure to the benefit of, and be binding upon Landlord and Tenant and upon their respective heirs, legal representatives, successors and permitted assigns. Time is of the essence with respect to all obligations under this Second Amendment. In the event any term or provision of this Second Amendment is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Second Amendment shall remain in full force and effect.

(Remainder of page intentionally left blank; signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first written above.

TENANT:

NOVAN, INC.,
a Delaware corporation

By:	/s/ Paula Brown Stafford
Name:	Paula Brown Stafford
Title:	President and Chief Executive Officer

LANDLORD:

COPPER II 2020, LLC,
a Delaware limited liability company

By:	/s/ John W. Harris III
Name:	John W. Harris III
Title:	Authorized Signatory

Exhibit A

Depiction of Expansion Premises

Exhibit B

WORK LETTER (EXPANSION PREMISES IMPROVEMENTS)

1.            Acceptance of Premises. Tenant acknowledges and agrees that it shall accept the Expansion Premises in its “AS IS” condition as of Landlord’s delivery of possession of the Expansion Premises and the Expansion Premises Commencement Date.

2.            EP Space Plans.

2.1           Preparation and Delivery. On or before the tenth (30th) business day following the Second Amendment Effective Date (such date is referred to herein as the “EP Space Plans Delivery Deadline”), Tenant shall deliver to Landlord a space plan prepared by a design consultant reasonably acceptable to Landlord (for purposes of the Expansion Premises Improvements, the “Architect”) depicting the improvements to be installed in the Expansion Premises (the “EP Space Plans”). Landlord hereby acknowledges and consents to Tenant contracting with MHA Works as the Architect.

2.2           Approval Process. Landlord shall notify Tenant in writing whether it approves of the submitted EP Space Plans within five (5) business days after Tenant’s submission thereof, which acceptance shall not be unreasonably withheld, conditioned, or delayed provided that they comply with all Applicable Laws and are reasonably consistent with Tenant’s intended use of, and ancillary functions at, the Expansion Premises, do not depict any matter which would (a) adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), or (b) affect (in the reasonable discretion of Landlord) the Common Areas, the exterior appearance of the Project, or the provision of services to other occupants of the Project (Landlord acknowledging that the Off-Premises Equipment will affect the exterior of the Project). If Landlord has comments concerning such EP Space Plans, then Landlord shall notify Tenant in writing thereof specifying in reasonable detail the reasons for such disapproval and the concerns or comments in connection therewith, in which case Tenant shall, within three (3) business days after such notice, reasonably revise such EP Space Plans in consideration of Landlord’s objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted EP Space Plans within three (3) business days after its receipt thereof. This process shall be repeated until the EP Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant of its disapproval of and that it has comments or concerns with the initial EP Space Plans within five (5) business days (or, in the case of resubmitted EP Space Plans, within three [3] business days) after the submission thereof, then Landlord shall be deemed to have approved the EP Space Plans in question.

3.	EP Working Drawings.

3.1           Preparation and Delivery. On or before the tenth (10th ) business day following the date on which the EP Space Plans are approved (or deemed approved) by Landlord and Tenant (such date is referred to herein as the “EP Working Drawings Delivery Deadline”), Tenant shall provide to Landlord for its approval the initial set of final working drawings, prepared by the Architect, of all improvements that Tenant proposes installing in the Expansion Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical, electrical, life safety and plumbing and any other systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit B in accordance with all Applicable Laws and suitable for permitting and construction.

3.2           Approval Process. As to each set of EP Working Drawings submitted, Landlord shall notify Tenant whether it approves of the submitted working drawings within ten (10) business days after Tenant’s submission thereof, which approval shall be given or withheld by Landlord in accordance with the standards set forth in Section 3.3. If Landlord has comments concerning such working drawings, then Landlord shall notify Tenant in writing thereof specifying in reasonable detail the reasons for such disapproval and the concerns or comments in connection therewith, in which case Tenant shall, within three (3) business days after such notice, reasonably revise such working drawings in consideration of Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of and/or has comments or concerns with the initial working drawings within ten (10) business days (or, in the case of resubmitted working drawings, within five [5] business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.

3.3           Landlord’s Approval; Performance of Expansion Premises Improvements. If any of Tenant’s proposed construction work will affect the Building’s structure or the Building’s systems, then the working drawings pertaining thereto must be approved by the Landlord’s engineer of record. Landlord shall coordinate the review and approval of its Project engineer and shall use commercially reasonable efforts to ensure that such approval shall coincide with Landlord’s review and approval process set forth in Section 3.2. Landlord’s approval of such working drawings shall not be unreasonably withheld, conditioned, or delayed (and Landlord shall use commercially reasonable efforts to cause its engineer not to unreasonably withhold, condition or delay its approval of any working drawings requiring such engineer’s approval), provided that (a) they comply with all Applicable Laws and are reasonably consistent with Tenant’s intended use of, and ancillary functions at, the Expansion Premises, (b) the improvements depicted thereon do not (1) adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s systems (including the Project’s restrooms or mechanical rooms), or (2) affect (in the reasonable discretion of Landlord) (A) the exterior appearance of the Project, (B) the appearance of the Project’s common areas or elevator lobby areas or (C) the provision of services to other occupants of the Project, (c) such working drawings are sufficiently detailed to allow construction of the improvements and associated work in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “EP Working Drawings” means the final working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto, and “Expansion Premises Improvements” means all improvements to be constructed in accordance with and as indicated on the EP Working Drawings, together with any work required by governmental authorities to be made to other areas of the Project as a result of the improvements indicated by the EP Working Drawings. Landlord’s approval of the EP Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Applicable Law, but shall merely be the consent of Landlord thereto. Landlord shall, at Tenant’s request, sign the EP Working Drawings to evidence its review and approval thereof. After the final version of the EP Working Drawings have been approved, Tenant shall cause the Expansion Premises Improvements to be performed substantially in accordance with the EP Working Drawings. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE EP SPACE PLANS, THE EP WORKING DRAWINGS OR THE EXPANSION PREMISES IMPROVEMENTS (OR ANY OTHER SERVICES PROVIDED BY THE ARCHITECT, TENANT’S CONTRACTOR OR ANY OF THEIR SUBCONTRACTORS). ALL IMPLIED WARRANTIES BY LANDLORD WITH RESPECT TO THE EP SPACE PLANS, EP WORKING DRAWINGS OR THE EXPANSION PREMISES IMPROVEMENTS (OR ANY OTHER SERVICES PROVIDED BY THE ARCHITECT, TENANT’S CONTRACTOR OR ANY OF THEIR SUBCONTRACTORS), INCLUDING BUT NOT LIMITED TO THOSE OF HABITABILITY, MERCHANTABILITY, MARKETABILITY, QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED. WITHOUT LIMITING THE FOREGOING, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY FAILURE OF THE EXPANSION PREMISES IMPROVEMENTS. LANDLORD WILL NOT BE RESPONSIBLE FOR, OR HAVE CONTROL OR CHARGE OVER, THE ACTS OR OMISSIONS OF THE ARCHITECT OR ITS AGENTS OR EMPLOYEES. LANDLORD IS NOT ACTING AS A CONTRACTOR AND IS NOT GUARANTEEING THE EP SPACE PLANS, THE EP WORKING DRAWINGS OR THE EXPANSION PREMISES IMPROVEMENTS, TENANT’S SOLE RECOURSE WITH RESPECT THERETO BEING THE PURSUIT OF TENANT’S REMEDIES UNDER THE CONSTRUCTION CONTRACT (as defined below) OR IN TENANT’S ARCHITECT’S AGREEMENT.

4.            Contractors; Performance of Work. The Expansion Premises Improvements shall be performed only by a licensed contractor (“General Contractor”) and licensed subcontractors. Landlord shall have the right to require that any contractors and/or subcontractors performing work on the life safety systems or to the roof of the Building be on Landlord’s approved contractor list. Additionally, Landlord may require that the General Contractor be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord hereby acknowledges and consents to Tenant contracting with McDonald York Building Company as the General Contractor. The General Contractor shall be required to procure and maintain insurance covering the General Contractor and all subcontractors against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Expansion Premises Improvements are commenced. The Expansion Premises Improvements shall be performed in a good and workmanlike manner free of defects, shall substantially conform with the EP Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord’s other contractors, the operation of the Project, and the occupancy thereof by other tenants. Tenant, Tenant’s Project Manager, and General Contractor shall contact Landlord and schedule time periods during which they (or any subcontractors) may use Project facilities in connection with the Expansion Premises Improvements (e.g., elevators, excess electricity, etc.). Tenant shall use (and cause its contractors and subcontractors to use) commercially reasonable efforts to commence and complete the Expansion Premises Improvements as soon as reasonably possible, and shall diligently prosecute the Expansion Premises Improvements to completion.

5.	Construction Contracts.

5.1           Tenant’s General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord in a form acceptable to Tenant’s representative for the Expansion Premises Improvements, which shall comply with the provisions of this Section 5 and provide for, among other things, (a) a one-year warranty for all defective Expansion Premises Improvements; (b) a requirement that Tenant’s General Contractor maintain, on behalf of the General Contractor and all subcontractors, commercial general liability insurance of not less than a combined single limit of$5,000,000, naming Landlord, Landlord’s property management company, Landlord’s Mortgagee, Tenant, and each of their respective Affiliates as additional insureds; (c) a requirement that the contractor perform the Expansion Premises Improvements in substantial accordance with the EP Working Drawings (and such plans and drawings are specifically referenced and/or itemized in the Contract) and in a good and workmanlike manner; (d) a requirement that the General Contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (e) those items described in Section 5.2 below (collectively, the “Approval Criteria”). Tenant shall provide Landlord with a copy of the proposed contract with the General Contractor and Landlord shall have three (3) business days after receipt thereof to notify Tenant whether it approves the proposed construction agreements, such approval shall not be unreasonably withheld, conditioned, or delayed provided such contract complies with the terms of this Exhibit B and any applicable provisions of the Lease, as amended by this Second Amendment. If Landlord has comments concerning the proposed construction agreement (in which case such draft of the construction agreement shall be deemed disapproved by Landlord), then it shall specify in writing and in reasonable detail the reasons for such disapproval and comments or concerns, in which case Tenant shall revise the proposed construction agreement to reasonably address the Landlord’s comments and resubmit the proposed construction agreement to Landlord within two (2) business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two (2) business days to notify Tenant whether it approves the revised construction agreement. If Landlord fails to notify Tenant that it has comments or concerns with the construction agreements within three (3) business days after the initial construction agreements or two (2) business days after the revised construction agreements (as the case may be) are delivered to Landlord, then Landlord shall be deemed to have approved the construction agreements.

5.2           All Construction Contract. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts with the General Contractor shall: (a) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord (“Construction Schedule”), (b) be in a contract form that satisfies the Approval Criteria, (c) require the contractor and each subcontractor to name Landlord, Landlord’s property management company, Landlord’s Mortgagee, and Tenant as additional insured on such contractor’s insurance maintained in connection with the construction of the Expansion Premises Improvements, (d) be assignable following an Event of Default by Tenant under the Lease, as amended by this Second Amendment, to Landlord and Landlord’s Mortgagees, (e) contain at least a one-year warranty for all workmanship and materials, and (f) require the General Contractor to obtain extended warranties for all air handling units, chillers (and associated VFD’s) and generators (if any) installed in the Expansion Premises as part of the Expansion Premises Improvements.

6.            Change Orders. Tenant may initiate changes in the Expansion Premises Improvements. Each such change must receive the prior written approval of Landlord, such approval shall be granted or withheld in accordance with the standards set forth in Section 3.3 above. Tenant shall, upon completion of the Expansion Premises Improvements, furnish Landlord with accurate architectural, mechanical, electrical and plumbing “as built” plans of the Expansion Premises Improvements as constructed in both blueprint and electronic CADD format, which plans shall be incorporated into this Exhibit B by this reference for all purposes. If Tenant requests any changes to the Expansion Premises Improvements described in the EP Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total EP Construction Costs. Tenant shall provide Landlord with a copy of the proposed change and Landlord shall have five (5) business days of receipt thereof to notify Tenant whether it approves the proposed change, such approval shall be granted or withheld in accordance with the standards set forth in Section 3.3 above. If Landlord has comments concerning the proposed change (in which case such initially proposed change shall be deemed disapproved by Landlord pending such comments being addressed), then it shall specify in writing reasonable detail the reasons for such comments or concerns, in which case Tenant shall revise the proposed change request to reasonably address the Landlord’s comments and resubmit the requested change to Landlord within two      (2) business days after Landlord notifies Tenant of its comments thereto, following which Landlord shall have five (5) business days to notify Tenant whether it approves the revised change request. If Landlord fails to notify Tenant that it has comments or concerns with the change request within five (5) business days after submission of such change request or revised change request (as the case may be) to Landlord, then Landlord shall be deemed to have approved the change request.

7.            Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Expansion Premises Improvements in the Expansion Premises are substantially completed (as reasonably determined by Landlord and the Architect) in accordance with the final version of the EP Working Drawings (inclusive of all phases of the Expansion Premises Improvements), which shall be deemed to have occurred once Tenant has (a) obtained a permanent certificate of occupancy for the entire Premises, inclusive of the Expansion Premises, from the applicable governmental authority and delivered proof of the same to Landlord, (b) delivered to Landlord certification from the Architect that the Expansion Premises Improvements have been completed in a good and workmanlike manner and substantially in accordance with the EP Working Drawings, and in accordance with all applicable laws, on the appropriate AIA form or another form approved by Landlord, and (c) completed commissioning of all MEP equipment and systems installed by Tenant, as evidenced by an approved final inspection from the applicable governmental authority. Within thirty (30) days following Substantial Completion of the Expansion Premises Improvements, Tenant shall deliver to Landlord the following reports: (i) commissioning checklists and start-up reports for all HVAC systems and equipment and Tenant’s generator, all signed by factory certified representatives of the manufacturers of such equipment; (ii) a certified TAB report for all HVAC systems; and (iii) a final commissioning report that all HVAC and emergency power systems are functioning properly. Substantial Completion shall have occurred even though minor details of construction (i.e., aesthetic/architectural defects as defined in the punchlist prepared pursuant to Section 8 below), decoration, and landscaping remain to be completed.

(3)                          Walk-Through; Puncblist. When Tenant considers the Expansion Premises Improvements in the Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk- through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Expansion Premises Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold, condition or delay his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the General Contractor performing the Expansion Premises Improvements to complete all punchlist items within thirty (30) days after agreement thereon.

8.            Excess Costs. Tenant shall pay the entire amount by which the Total EP Construction Costs (hereinafter defined) exceed the Expansion Premises Construction Allowance (hereinafter defined) (such excess amount being referred to herein as the “Excess Amount”). Upon approval of the EP Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total EP Construction Costs and sets forth the Expansion Premises Construction Allowance. As used herein, “Total EP Construction Costs” means the entire cost of performing the Expansion Premises Improvements, including design of and space planning for the Expansion Premises Improvements and preparation of the EP Working Drawings and the final “as-built” plan of the Expansion Premises Improvements, costs of construction labor and materials, electrical usage during construction, additional janitorial services, standard building directory and suite tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Applicable Law, and the construction supervision fee referenced in Section 11 of this Exhibit.

9.            Expansion Premises Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $115 per rentable square foot in the Expansion Premises (i.e., a total maximum allowance of $418,830.00) (the “Expansion Premises Construction Allowance”) to be applied toward the Total EP Construction Costs, as adjusted for any changes to the Expansion Premises Improvements. No disbursement of the Expansion Premises Construction Allowance shall be made by Landlord until Tenant has first made payment to the General Contractor from its own funds (and provided reasonable evidence thereof to Landlord). Thereafter, Landlord shall pay to Tenant the Expansion Premises Construction Allowance, to be applied solely toward the remaining Total EP Construction Costs and not in reimbursement of the Excess Amount paid by Tenant, in four disbursements (but not more than once in any calendar month) in accordance with the following draw schedule: (a) up to 25% of the Expansion Premises Construction Allowance within thirty (30) days after Tenant (i) delivers a written request for such payment to Landlord, (ii) has completed construction of 25% of the Expansion Premises Improvements in accordance with the EP Working Drawings (as evidenced by a written certification from Tenant’s Architect that such 25% portion of the Expansion Premises Improvements have been completed in a good and workmanlike manner and in accordance with all applicable laws, which certification shall be on a form approved by Landlord and provided to Landlord simultaneously with such draw request), (iii) provides Landlord with conditional or partial lien waivers, as the case may be, from the General Contractor and all contractors, subcontractors and materialmen who performed the Expansion Premises Improvements and contracted directly with Tenant, fully executed, acknowledged and in a form reasonably approved by Landlord, and (iv) provides Landlord with copies of all invoices in connection with such Expansion Premises Improvements for which Tenant is seeking reimbursement and proof of payment of the same; (b) an additional 25% of the Expansion Premises Construction Allowance within thirty (30) days after Tenant (i) delivers a written request for such payment to Landlord, (ii) has completed construction of 50% of the Expansion Premises Improvements in accordance with the EP Working Drawings (as evidenced by a written certification from Tenant’s Architect that 50% of the Expansion Premises Improvements have been completed in a good and workmanlike manner and in accordance with all applicable laws, which certification shall be on a form approved by Landlord and provided to Landlord simultaneously with such draw request), (iii) provides Landlord with conditional or partial lien waivers, as the case may be, from the General Contractor and all contractors, subcontractors and materialmen who performed the Expansion Premises Improvements and contracted directly with Tenant, fully executed, acknowledged and in a form reasonably approved by Landlord, and (iv) provides Landlord with copies of all invoices in connection with such Expansion Premises Improvements for which Tenant is seeking reimbursement and proof of payment of the same; (c) an additional 25% of the Expansion Premises Construction Allowance within thirty (30) days after Tenant (i) delivers a written request for such payment to Landlord, (ii) has completed construction of 75% of the Expansion Premises Improvements in accordance with the EP Working Drawings (as evidenced by a written certification from Tenant’s Architect that 75% of the Expansion Premises Improvements have been completed in a good and workmanlike manner and in accordance with all applicable laws, which certification shall be on a form approved by Landlord and provided to Landlord simultaneously with such draw request), (iii) provides Landlord with conditional or partial lien waivers, as the case may be, from the General Contractor and all contractors, subcontractors and materialmen who performed the Expansion Premises Improvements and contracted directly with Tenant, fully executed, acknowledged and in a form reasonably approved by Landlord, and (iv) provides Landlord with copies of all invoices in connection with such Expansion Premises Improvements for which Tenant is seeking reimbursement and proof of payment of the same; and (d) the remaining portion of the Expansion Premises Construction Allowance to which Tenant is entitled hereunder within thirty (30) days after the satisfaction of each of the following conditions: (i) Tenant’s written request to Landlord for payment of such remaining portion of the Expansion Premises Construction Allowance, (ii) Landlord’s receipt of final, unconditional lien waivers from the General Contractor and all contractors, subcontractors and materialmen who performed the Expansion Premises Improvements and contracted directly with Tenant, fully executed, acknowledged and in a form reasonably approved by Landlord, (iii) Landlord’s receipt of copies of all invoices related to the costs for which Tenant is seeking reimbursement and proof of payment of same, (iv) Landlord’s receipt of the Architect’s certification that the Expansion Premises Improvements have been finally completed in a good and workmanlike manner and in accordance with all applicable laws, including any punch-list items, on the appropriate AIA form or another form approved by Landlord, (v) Tenant’s delivery to Landlord of the permanent certificate of occupancy issued for the Premises, as expanded by the Expansion Premises, (vi) Tenant’s occupancy of the Premises, as expanded by the Expansion Premises, (vii) Tenant’s delivery to Landlord of the “as built” plans for the Expansion Premises Improvements as constructed (and as set forth above) to Landlord’s construction representative (set form below), and (viii) Landlord’s receipt of an estoppel certificate confirming such factual matters as Landlord or Landlord’s Mortgagee may reasonably request. Each application for payment from Tenant hereunder satisfying all of the conditions required for such payment is hereinafter referred to as a “Completed Application for Payment” solely for purposes of this Second Amendment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until thirty (30) days following Landlord’s receipt of the corrected Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Expansion Premises Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Expansion Premises Improvements or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Project or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, as expanded by the Expansion Premises, (C) the conditions to the disbursement of the Expansion Premises Construction Allowance are not satisfied, or (D) an Event of Default by Tenant exists. After the final completion of the Expansion Premises Improvements and a reconciliation by Landlord of the Expansion Premises Construction Allowance and the Total Construction Costs applicable to the Expansion Premises Improvements and provided no Event of Default then exists, Tenant may use any excess portion of the Expansion Premises Construction Allowance (not to exceed fifty percent [50%] of the total Expansion Premises Construction Allowance) remaining after payment of the Total Construction Costs applicable to the Expansion Premises Improvements towards payment of the Total Construction Costs applicable to the Work to the Existing Premises performed by Tenant pursuant to Exhibit D of the Lease; provided, however, that Landlord shall not be required to disburse such excess amount to Tenant if Tenant has not satisfied the conditions related to the payment of the Construction Allowance with respect to such portion of the Work, as provided in Section 10 of Exhibit D of the Lease. Such excess amount requested by Tenant in connection with the payment of the Total Construction Costs applicable to the Work in the Existing Premises shall be disbursed by Landlord in accordance with Section 10 of Exhibit D of the Lease and within thirty (30) days after Landlord’s receipt of a Completed Application for Payment (as such term is used in Exhibit D of the Lease) with respect to the applicable portion of the Work. The Expansion Premises Construction Allowance must be used (that is, the Expansion Premises Improvements must be fully complete and the Expansion Premises Construction Allowance disbursed) within twelve (12) months following the EP Rent Commencement Date (the “Outside EPCA Disbursement Date”) or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto. Notwithstanding the foregoing, if Tenant is delayed from completing the Expansion Premises Improvements as a result of an event of Force Majeure occurring prior to the Outside EPCA Disbursement Date, the Outside EPCA Disbursement Date shall be extended by one (1) day for each day of delay caused by such Force Majeure. Tenant shall notify Landlord of any such event of Force Majeure in accordance with the provisions of Section 29.17 of the Lease and shall use commercially reasonable efforts to limit any delay to the completion of the Expansion Premises Improvements caused by such Force Majeure.

10.           Right of Inspection. Landlord or its Affiliate or agent may inspect the Expansion Premises Improvements and coordinate the relationship between the Expansion Premises Improvements, the Project and the Building’s Systems. Landlord and Landlord’s representative, Affiliate or agent shall notify Tenant upon entering the Premises (including the Expansion Premises), shall use commercially reasonable efforts not to unreasonably interfere with the Expansion Premises Improvements or activities at the Premises (including the Expansion Premises) and shall fully abide by all site safety and security requirements provided to Landlord in writing, including without limitation, all requirements and governmental guidance related to the COVID-19 pandemic. Tenant shall pay to Landlord a construction supervision fee equal to four percent (4%) of the total Expansion Premises Construction Allowance disbursed to Tenant (exclusive of the construction supervision fee). The construction supervision fee shall be paid directly to Landlord out of the proceeds of the Expansion Premises Construction Allowance prior to distribution to Tenant.

11.           Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Copper II 2020, LLC
c/o Lincoln Harris LLC
5400 Trinity Road, Suite 200 Raleigh, NC 27607
Attn: Paul Pierron
Telephone: 919.215.4872
Email: Paul.Pierron@lincolnharris.com

Tenant’s Representative:	Andrew Novak
c/o Novan, Inc.
4105 Hopson Road
Morrisville, NC 27560
Telephone: 919.485.8080
Facsimile: 919.237.9212
Email: anovak@novan.com

With a copy to:	G. Wayne Fuller Jr., PE
c/o MultiCore International, Inc.
4220 Old Gun Road East
Midlothian, VA 23113
Telephone: (804) 513-7727
Email: wfuller@multicore-int.com

Tenant’s Project Manager will provide assistance to Tenant with respect to the Expansion Premises Improvements and acting as a liaison between and among Tenant and Landlord during the performance of the Expansion Premises Improvements. Tenant hereby notifies Landlord that Tenant’s Project Manager does not have the authority to direct or agree to a change in the scope, cost or timeframe for performing of the Expansion Premises Improvements or otherwise bind Tenant, except as otherwise expressly set forth herein or expressly stated by Tenant or Tenant’s representative.

12.           Miscellaneous. To the extent not inconsistent with this Exhibit, Articles 8, 10 and 15 of the Lease shall govern the performance of the Expansion Premises Improvements and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto. For purposes of clarity, the provisions of this Exhibit B are intended to apply to the Expansion Premises Improvements only and are not intended to modify Exhibit D of the Lease or any other provisions of the Lease related to Tenant’s performance of the Work in the Existing Premises. Accordingly, any terms defined in this Exhibit B shall not modify any defined terms set forth in Exhibit D of the Lease.